Exhibit 99.1

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636 fax: 403.266.2606

NEWS RELEASE: 26-8	February 23, 2026

	Trading Symbol:	TSX Venture-CANX

NOTICE OF ANNUAL GENERAL MEETING OF GOLD BASIN SHAREHOLDERS

TO BE HELD ON MARCH 16, 2026

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Concerned Shareholder”) (TSX.V:CANX) is pleased to announce that, in accordance with the order of Justice Walker of the Supreme Court of British Columbia entered on February 11, 2026, CANEX hereby gives notice of an annual general meeting of the shareholders of Gold Basin Resources Corporation (TSX.V:GXX) be held on March 16, 2026. CANEX also has filed a dissident proxy circular dated February 23, 2026 (the “CANEX Circular”) in connection with this meeting. A copy of the CANEX Circular may be obtained under Gold Basin Resources Corporation's profile on SEDAR+ at www.sedarplus.com and at http://canexmetals.ca/gold-basin-agm.

The formal notice is as follows:

GOLD BASIN RESOURCES CORPORATION

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 16, 2026

NOTICE is hereby given by the Concerned Shareholder that an annual general meeting (the “Meeting”) of the holders of common shares (the “Shares”) of Gold Basin Resources Corporation (“Gold Basin” or, the “Company”) will be held in Vancouver, British Columbia, at 1200 Waterfront Centre, 200 Burrard St., on the 16th day of March, 2026 at 10:00 a.m. (Vancouver time) for the following purposes:

(a)	to receive and consider the audited financial statements of the Company for the fiscal year ended December 31, 2024, together with the independent auditor’s report thereon;

(b)	to appoint the auditors of the Company to hold office until the close of the next annual meeting and to authorize the directors of the Company to fix the remuneration to be paid to the auditors;

(c)	to consider and if thought advisable, to pass an ordinary resolution fixing the size of the Board at five (5) directors;

(d)	to consider and if thought advisable, to pass five (5) ordinary resolutions electing each of the following nominees as directors of the Board (the “Appointment Resolutions”):

Shane Ebert

Mark Ernst

James Paterson

John Robins

Jordan Ross

(e)	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

This solicitation of proxies is made by the Concerned Shareholder. THIS SOLICITATION OF PROXIES IS MADE BY AND ON BEHALF OF CANEX METALS INC.

DATED at Vancouver, British Columbia this 23rd day of February, 2026.

ON BEHALF OF THE CONCERNED SHAREHOLDER

(Signed) “Shane W. Ebert”

Dr. Shane W. Ebert, P. Geo.

President and Chief Executive Officer

CANEX Metals Inc.

VOTE TODAY TO PROTECT YOUR INVESTMENT

Gold Basin Shareholders are encouraged to vote ONLY on CANEX’s GOLD form of proxy or voting instruction form (“VIF”).

Registered Gold Basin Shareholders, being those who hold their shares with a physical share certificate or DRS Statement, may vote using the GOLD form of proxy and by dating, signing and returning it by mail utilizing the return envelope enclosed with the mailing addressed to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto ON M5J 2M4, or by scanning and emailing your completed GOLD form of proxy to assistance@laurelhill.com

Beneficial Gold Basin Shareholders, being those who hold their shares with a bank, brokerage, or other intermediary, should carefully follow the instructions on GOLD VIF they received. Most beneficial Shareholders will have received a 16-digit control number on their GOLD VIF, which can be used to vote online at http://proxyvote.com, at the toll-free number listed on the GOLD VIF, or by completing and returning the completed GOLD VIF using the return envelope enclosed with the mailing.

The deadline to submit your vote is Thursday, March 12, 2026 at 10:00 a.m. (Vancouver Time), or 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement

If you have questions or need assistance voting your shares, please contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

URGENT NEED FOR CHANGE

CANEX is Gold Basin’s largest and controlling shareholder, holding control over 54.04% of the shares of Gold Basin following the success of the Company’s successful tender offer. Despite CANEX’s position reflecting the clear will of the majority of Gold Basin shares, Gold Basin management has refused to facilitate an orderly transition of leadership, and as a result, the Supreme Court of British Columbia has ordered the Meeting take place.

Gold Basin has been in crisis for the past year. Instead of a capable board working to create value for Shareholders, the Board has been directly responsible for diminishing and paralyzing Shareholders’ investment in Gold Basin, showing a flagrant disregard for securities laws, continuous disclosure obligations, and basic corporate governance principles. At every step of the way over the past year, the Board has acted not to protect shareholders or remedy deficiencies, but to obstruct, entrench and encumber, frequently through related-party transactions. The reasons for the urgency of making a change to the Board are stark:

•	No Liquidity. On May 6, 2025, the British Columbia Securities Commission imposed a cease-trade order against the Company’s shares (the “Cease Trade Order”). The next day, the Canadian Investment Regulatory Organization imposed a halt in trading of the Company’s shares (the “Halt”) on the TSX Venture Exchange (“TSXV”). The Board has yet to provide Shareholders with any estimate of when a revocation of the Cease Trade Order and the Halt can be expected, if at all.

•	Massive Value Destruction. The Company generated negative total shareholder returns of -43.75% in the year prior to the Cease Trade Order. During the same time period, the MVIS Global Junior Gold Miners Index (“MVGDXJ”) had a total return of 58.54%. Since the Cease Trade Order, the Company’s shareholders have not benefitted from a remarkable bull run for gold, where the MVGDXJ has returned a further 117.38% while Gold Basin Shareholders have been left on the sidelines.

•	No Financial Statements. The Company has not filed financial statements for any period since September 2024 - 16 months ago - in contravention of securities laws.

•	Disenfranchisement of Shareholders’ Voting Rights. The Company has not held an annual general meeting of shareholders for 20 months, in breach of corporate law requirements. The Board lacks any mandate from shareholders.

•	Failure to File Corporate Reports. The Company is not in good standing with British Columbia Registry Services, as no annual report has been filed since November 24, 2022. Under the Business Corporations Act (British Columbia), if a company fails to file its annual reports or other required documents for two consecutive years it may be struck by the Registrar of Companies, dissolved and cease existence as a corporation.

•	No Auditor. The Company’s auditor, Manning Elliott LLP, resigned on June 28, 2025. Seven months later, no successor firm has been named.

•	No Transfer Agent. The Company’s transfer agent, TSX Trust Company, resigned on August 21, 2025. On February 2, 2026, in response to a petition by CANEX, the Court ordered that TSX Trust Company be reinstated as Gold Basin’s transfer agent and registrar in connection with the CANEX bid.

•	No CFO. Chief Financial Officer, Stephen Pearce, resigned on September 25, 2025. Despite a TSXV requirement that listed issuers must have a CFO, four months later the Company has not named a successor.

•	No Corporate Secretary. Mr. Pearce was also acting as Corporate Secretary at the time of his resignation. Despite a TSXV requirement that listed issuers must have a Corporate Secretary, four months later the Company has not named a successor.

•	Conveyance of Only Mineral Asset to a Related Party. On April 28, 2025, the Company announced that it had executed a binding farm-in agreement (the “Helix Farm-In Agreement”) granting a related party, Helix Resources Limited (“Helix”), the right to earn up to 40% of its sole mineral property, the Gold Basin Project, and acquire a 1% net smelter royalty over the Gold Basin Project in consideration for the issuance of 150 million Helix shares (the “Helix Transaction”). The Company provided no evidence to shareholders that the consideration offered in the Helix Transaction is fair or reasonable, failed to publicly disclose the related party nature of the Helix Transaction, failed to file a material change report in respect of the Helix Transaction or a copy of the Helix Farm-In Agreement as required under securities law, and did not obtain required TSXV approval of the Helix Transaction.

•	Encumbrance of Only Mineral Asset by a Related Party. On January 19, 2026, the Company announced the updated terms of an unsecured loan in the amount of USD $500,000 (the “Loan”) received from a related party, Charrua Capital LLC (“Charrua Capital”). Under the updated terms of the Loan, a portion of the Gold Basin Project has been put up as security. The Company has announced no plan for repaying the stated amount of approximately C$856,730 (USD $617,652) owing on the Loan, which is due March 31, 2026. The Company failed to publicly disclose the related party nature of the Loan or the update, failed to file a material change report in respect of the Loan or the update or a copy of the Loan or update documents as required under securities law, and did not obtain required TSXV approval of the Loan or update. Further, the Loan update was a transparently improper defensive tactic, in violation of securities policies, as it was announced on January 19, 2026, when the CANEX Bid was scheduled to expire and which the Board knew had over 47% support and was likely to succeed.

•	Litigation. The Company has been named as a defendant in a lawsuit commenced by Harris Exploration Drilling & Associates in respect of a claim for outstanding payments of USD $285,193. The Company’s former Chief Financial Officer, Corporate Secretary and a former director, Mark Lotz, has filed a notice of civil claim against the Company for breach of a debt settlement agreement relating to $62,757.53 for unpaid directors fees. The Company’s auditors, Manning Elliott LLP, filed a notice of civil claim against the Company for unpaid fees for accounting services of $77,065.14.

VOTE TODAY TO PROTECT YOUR INVESTMENT

Gold Basin Shareholders are encouraged to vote ONLY on CANEX’s GOLD form of proxy or voting instruction form (“VIF”).

Registered Gold Basin Shareholders, being those who hold their shares with a physical share certificate or DRS Statement, may vote using the GOLD form of proxy and by dating, signing and returning it by mail utilizing the return envelope enclosed with the mailing addressed to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto ON M5J 2M4, or by scanning and emailing your completed GOLD form of proxy to assistance@laurelhill.com

Beneficial Gold Basin Shareholders, being those who hold their shares with a bank, brokerage, or other intermediary, should carefully follow the instructions on GOLD VIF they received. Most beneficial Shareholders will have received a 16-digit control number on their GOLD VIF, which can be used to vote online at http://proxyvote.com, at the toll-free number listed on the GOLD VIF, or by completing and returning the completed GOLD VIF using the return envelope enclosed with the mailing.

The deadline to submit your vote is Thursday, March 12, 2026 at 10:00 a.m. (Vancouver Time), or 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement

If you have questions or need assistance voting your shares, please contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

ADDITIONAL INFORMATION

This disclosure is provided pursuant to Section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This news release and any solicitation made by CANEX in advance of the Meeting is, or will be, as applicable, made by CANEX, and not by or on behalf of the management of Gold Basin. All costs incurred for any solicitation will be borne by CANEX, provided that, subject to applicable law, CANEX may seek reimbursement from Gold Basin of CANEX's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection therewith. CANEX has not yet determined whether it intends to seek reimbursement from Gold Basin of such expenses.

Proxies may be solicited by CANEX pursuant to the CANEX Circular sent to Gold Basin shareholders and by or on behalf of CANEX by mail, telephone, telecopier, email or other electronic means, as well as by newspaper or other media advertising and in person by directors, officers and employees of CANEX who will not be specifically remunerated therefor. In addition, CANEX may solicit proxies by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian laws. CANEX may engage the services of one or more agents and authorize other persons to assist in soliciting proxies on behalf of CANEX.

CANEX has retained Laurel Hill Advisory Group to assist CANEX in soliciting Gold Basin shareholders. Laurel Hill's responsibilities will principally include providing certain advisory and related services, including strategic communications and proxy solicitation. The anticipated cost of any solicitation is estimated to be up to $50,000 plus disbursements and success fee (if applicable).

A proxy given by a registered shareholder for use at the Meeting may be revoked at any time prior to its use. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing that is received at the registered office of Gold Basin at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or by the Chair of the Meeting at the Meeting or any adjournment thereof before any vote in respect of which the proxy has been given has been taken.

None of CANEX or, to its knowledge, any of its associates or affiliates, has any material interest, direct or indirect, in any matter proposed to be acted on at the Meeting other than the election of directors or the appointment of auditors.

Gold Basin's head office address is 880 – 320 Granville Street, Vancouver, British Columbia V6C 1S9. A copy of this news release may be obtained under Gold Basin's profile on SEDAR+ at www.sedarplus.com.

Advisors

CANEX has retained Borden Ladner Gervais LLP as its legal advisor and Laurel Hill Advisory Group as its strategic communications advisor and proxy solicitation agent.

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company focused on advancing its 100% owned Gold Range Project in Northern Arizona. With several near surface bulk tonnage gold discoveries made to date across a 4 km gold mineralized trend, the Gold Range Project is a compelling early-stage opportunity for investors. CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “intends” and similar expressions, are forward-looking information that represents management of CANEX Metals Inc.’s internal projections, expectations or beliefs concerning, among other things: results of the Meeting; whether Gold Basin will regain regulatory compliance; whether CANEX will seek reimbursement of its expenses from Gold Basin; and future operating results and various components thereof or the economic performance of Gold Basin or CANEX. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause CANEX’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things those risks described in CANEX’s filings with the Canadian securities authorities. Accordingly, holders of CANEX Shares and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. CANEX disclaims any responsibility to update these forward-looking statements.